Exhibit 99.1

Solar Capital Ltd. Announces Private Placement Offering of 1.9 Million Shares and Intent to Repay a Portion of Its Senior Unsecured Notes

NEW YORK--(BUSINESS WIRE)--November 22, 2010--Solar Capital Ltd. (NASDAQ: SLRC) announced today that it has entered into an agreement to sell 1,800,000 shares of common stock to a group of institutional investors in a private placement transaction. In addition, management has agreed to acquire an incremental 115,000 shares.

The investors in the private placement have agreed to a purchase price per share of $22.94, resulting in approximately $44 million of net proceeds.

Net proceeds of this offering and additional borrowings under the company’s credit facility are expected to be used for the repayment of a portion of the company’s outstanding 8.75% Senior Unsecured Notes.

“This offering, in conjunction with additional borrowings under our credit facility, allows us to reduce our cost of capital,” said Michael Gross, Solar Capital Ltd. Chairman and CEO. “The redemption of the Senior Unsecured Notes will have a positive impact on net investment income. There is no prepayment penalty associated with redeeming the notes, and the additional borrowings incurred in conjunction with the repayment are at rates approximately 5.00% lower than the coupon on the debt being retired.”

The transaction discussed above involves the sale of securities in private transactions that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act. The Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission to provide for the resale of the common shares issued in the private placement. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The private placement is expected to be completed as promptly as possible, subject to a number of customary closing conditions.

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Nick Radesca, 212-993-1660
radesca@solarcapltd.com